Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2010 Equity Incentive Plan, the Amended and Restated 2010 Non-Employee Directors’ Stock Option Plan and the 2010 Employee Stock Purchase Plan of Trius Therapeutics, Inc. of our reports dated March 13, 2013 with respect to the financial statements of Trius Therapeutics, Inc. and the effectiveness of internal control over financial reporting of Trius Therapeutics, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2012 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

March 13, 2013